                                  EXHIBIT 11

                          IBAH, INC. AND SUBSIDIARIES
                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (unaudited)

A calculation for the six and three months period ended June 30, 1997 and for the six months ended June 30, 1996 has not been presented since the effect of any preferred stock conversion, and the effect of option and warrant exercises would be anti-dilutive.

                                                         FOR THE THREE
                                                         MONTHS ENDED
COMPUTATION OF PRIMARY                                       JUNE 30,
NET INCOME (LOSS) PER SHARE:                                  1996
----------------------------                             -------------
Net Income Applicable to Common Stockholders               $   152,000
                                                         =============

Weighted Average Number of Common Shares Outstanding        17,643,000

Assumed Conversion of Preferred Stock                        2,309,000

Assumed Conversion of Options and Warrants                   4,849,000
                                                         -------------
                                                            24,801,000
                                                         =============
Primary Net Income per Share                               $      0.01
                                                         =============

Fully-diluted net income per common share for the three months ended June 30, 1996 is the same as primary net income per common share calculated above.